Exhibit 99.2
Final Transcript
Conference Call Transcript
DQE — Q2 2006 Duquesne Light Holdings Earnings Conference Call
Event Date/Time: Aug. 09. 2006 / 11:00AM ET
CORPORATE PARTICIPANTS
Darrin Duda
Duquesne Light Holdings, Inc. — IR
Morgan O’Brien
Duquesne Light Holdings, Inc. — President, CEO
Mark Kaplan
Duquesne Light Holdings, Inc. — SVP, CFO
CONFERENCE CALL PARTICIPANTS
Paul Patterson
Glenrock Associates — Analyst
Todd Dodarian
John Hancock — Analyst
Terran Miller
UBS — Analyst
Paul Ridzon
KeyBanc — Analyst
PRESENTATION

Operator
At this time, would like to welcome everyone to the Duquesne Light second-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you. Mr. Duda, you may begin your conference.

Darrin Duda — Duquesne Light Holdings, Inc. — IR
Thank you. Good morning and thank you for joining us for Duquesne Light’s teleconference and Internet webcast. The slide presentation and conference remarks can be accessed via our website at DuquesneLightHoldings.com.
I’m Darrin Duda, Manager of Investor Relations. Joining me are members of our senior management team. Conducting today’s visitation will be Morgan O’Brien, President and Chief Executive Officer, and Mark Kaplan, Senior Vice President and Chief Financial Officer.
Following the presentation, those who are joining us via the teleconference line will be able to ask questions. However, each person will be limited to one question at a time with one follow-up, to allow for effective participation.
First, Morgan will provide an update on our strategic initiatives and discuss recent developments. Following this discussion, Mark will provide highlights of our second-quarter 2006 financial results.

We prepared slides of the teleconference material that are available to those participating via the webcast. These slides summarize the information provided during the presentation.
During the course of this presentation we will make certain forward-looking statements. Although our expectations and beliefs are based upon reasonable assumptions, actual results may differ materially. Please refer to slide 3 for a discussion of factors that may cause actual results to materially differ. These factors are also listed in our press release.
At this time, I am pleased to introduce Morgan O’Brien.

Morgan O’Brien — Duquesne Light Holdings, Inc. — President, CEO
Thank you, Darrin. Good morning, everyone, and thank you for joining us today. Today I would like to give you an update on our recent merger announcement, as well as other key ongoing strategic initiatives.
When we last talked, in early July, Duquesne Light Holdings and a consortium led by Macquarie Infrastructure Partners and Diversified Utility and Energy Trusts announced a definitive merger agreement. As shown on slide 6, under the agreement the Macquarie Consortium will acquire all of the outstanding common shares of Duquesne Light Holdings for $20 per share in cash, representing a 21.7% premium based on our closing share price on July 3, 2006.
I am excited about the opportunity this merger presents and believe it reinforces our long-standing commitment to customer service, reliability, and community involvement, while providing value to shareholders.
Macquarie will be a strong partner for Duquesne Light Holdings going forward. The Macquarie group of companies is one of the world’s largest owners and managers of infrastructure assets, managing more than $25 billion in infrastructure equity. Macquarie also has significant experience managing numerous energy and utility investments in the United States and around the world.
Over the past several years, we have talked at length about Duquesne Light Holdings’ back-to-basics strategy, which was designed to tighten our focus around our electric utility business while resolving a number of legacy issues, including divesting our noncore businesses. That strategy accomplished several key goals, specifically designed to reduce our business risk, provide a platform for future growth, and further enhance customer satisfaction and shareholder value.
As we made progress under our back-to-basics strategy over the past several years, Duquesne Light Holdings reviewed a broad range of strategic alternatives. This partnership with the Macquarie Consortium provides Duquesne Light Holdings the best opportunity to maintain our role as a committed public service provider, a key employer, and a longtime community partner in the Pittsburgh region, while delivering an attractive cash premium to our shareholders.
As noted in slide 7, Duquesne Light Holdings’ Board of Directors and the members of the Macquarie Consortium have approved the transaction. However, it is subject to customary closing conditions, including the approval of voting shareholders and various regulatory agencies, including the Pennsylvania Public Utility Commission and the Federal Energy Regulatory Commission.
There are several key milestones in the third quarter involving filings necessary to obtain the required regulatory approvals for the merger.
On August 4, 2006, Duquesne Light Holdings filed a preliminary proxy statement with the SEC. A special meeting for shareholders to vote on the merger is expected in the fourth quarter of 2006.
The Company plans to file its Hart-Scott-Rodino Act application and its FERC application on or before September 4, 2006. The company also expects to file the merger approval application with the Pennsylvania Public Utility Commission on or before September 4, 2006.

We would anticipate completing the transaction in the first quarter of 2007, after obtaining all necessary regulatory and shareholder approvals.
Next, I would like to give you an update on two key ongoing initiatives, our investment of more than $500 million in our transmission and distribution network, and the related filing of a rate increase request with the Pennsylvania Public Utility Commission to recover the cost of that ongoing investment.
As previously discussed coming and shown on slide 8, during the first year of Duquesne Light’s three-year infrastructure investment program, the Company met its 2005 target of $150 million in capital expenditures. Our infrastructure investment program is designed to replace older, outdated, and inefficient equipment so we can continue to provide the level of service and reliability that customers have come to expect from Duquesne Light.
In addition, this necessary work also will ensure that the Pittsburgh region will be able to support new business growth and other forms of economic development by meeting changing and expanding energy demands.
In 2006, our infrastructure initiative includes additional investment of more than $200 million. Major projects include continued capacity enhancements, transmission and distribution reliability projects, and underground residential distribution rehabilitation in various neighborhoods within our service territory.
For the second quarter, we spent approximately $50 million; and on a year-to-date basis, we have spent approximately $100 million and remain on schedule. As you can see, we have made significant progress and are executing this very important component of our overall business strategy.
As noted in slide 9, the distribution rate case filed with the Pennsylvania Public Utility Commission on April 7, 2006, continues through the review process. Duquesne Light requested a distribution rate increase of approximately $144 million, with the proposed rates helping us to offset increased costs to provide service, including our upgrade of the Pittsburgh region’s electric infrastructure. This is our first requested base rate increase since 1987.
We have also notified the Public Utility Commission that we intend to file a request with the Federal Energy Regulatory Commission in the third quarter of 2006 to increase transmission rates by approximately $19 million.
We have continued to be engaged in discovery, negotiations, and hearings with the various stakeholders. Hearings before an administrative law judge are now scheduled to begin in late August 2006. PUC regulations call for a rate case decision from the PUC within nine months of the filing. If approved according to the PUC regulatory schedule, we would expect both rate increases to go into effect in January 2007.
Another key focus of our building on the basics business strategy shown on slide 10 is supplying a fixed-price generation service to residential and small commercial customers in the Pittsburgh region who have not chose an alternative supplier.
Duquesne Light is meeting its POLR energy supply requirements for these customers through a full requirements contract with Duquesne Power, an unregulated affiliate. Duquesne Power maintains a portfolio of energy and capacity supply contracts with multiple investment-grade counterparties.
As part of our energy supply strategy, we have substantially hedged our supply position for the expected load obligation through the 2006-2007 period. This reduces our exposure to market price fluctuations, while providing the opportunity to earn a margin in our supply business.
As you will recall, late last year, we announced the planned acquisition of a minority interest in the Keystone and Conemaugh coal-fired power plants. We believe these generation plants will add value from both a strategic and a financial perspective and will provide a physical hedge to complement our portfolio of energy commodity contracts for our supply plan.
All four of the required regulatory approvals have been received, with the last approval from the New Jersey Board of Public Utilities received in July 2006. The closing is now anticipated to occur in September.

In summary, we continue to build on opportunities at our core regulated utility business that provide value to customers and shareholders as we work to ensure a continued safe, reliable supply of electricity for our customers at reasonable prices.
At this time, I would like to turn it over to Mark Kaplan, our Chief Financial Officer, who will discuss second-quarter 2006 results. Mark?

Mark Kaplan — Duquesne Light Holdings, Inc. — SVP, CFO
Thank you, Morgan. Good morning, everyone. Duquesne Light Holdings today reported adjusted earnings, a non-GAAP measure, for the second quarter of 2006 of $23.1 million or $0.29 per share compared to $23.3 million or $0.30 per share for the second quarter of 2005.
In accordance with Generally Accepted Accounting Principles, the Company reported income from continuing operations for the second quarter of 2006 of $11.3 million or $0.14 per share compared to $21.6 million or $0.28 per share for the second quarter of 2005.
Our adjusted earnings is a non-GAAP measure that adjusts reported income for special items and onetime charges or credits. I would like to spend a couple of minutes talking about those adjustments and their impact on this quarter, as highlighted on slide 12.
First, adjusted non-GAAP earnings for the second quarter of 2006 do not include the change in the fair value of certain derivative energy contracts that is included in reported income on a GAAP basis.
During the second quarter of 2006, earnings were impacted by a $4.3 million decrease in the fair value of certain derivative energy contracts. The change in value is due to changes in market prices as well as the ongoing decline in the quantities remaining under these contracts.
While it is impossible to determine how the value of these contracts will change over their remaining lives, we will realize the actual cash value of the contract as energy is delivered; and the fair value of these contracts will be zero by their expiration dates.
Next, our consolidated effective tax rate for the second quarter of 2006 was higher than the prior year’s quarter. Let me spend a couple of minutes talking about the reasons why, along with the impact on the quarter.
Adjusted non-GAAP earnings for the second quarter of 2006 do not include an estimated Section 29 tax credit phase-out adjustment that is included in reported income on a GAAP basis. Section 29 tax credits are subject to phase-out provisions that could reduce credits as the average annual wellhead price per barrel of domestic crude oil increases into an inflation-adjusted phase-out range.
There was no phase-out in 2005, and the actual 2006 phase-out range will be calculated using inflation rates published in 2007 by the Internal Revenue Service. Due to the high level of oil prices during the first six months of 2006, and the estimated 2006 future prices projected as of June 30, we estimated that the annual phase-out of Section 29 tax credits at the 65% level as of June 30, 2006.
As a result, we have decreased the amount of tax credits recognized during the first six months of 2006 by approximately 65%. In total, the adjustment for Section 29 tax credit related earnings for the second quarter was $8.5 million from our Financial business segment. Given the Company’s current tax credit carryforward position, however, the loss of Section 29 tax credits will not impact cash flows in the near-term.
The Section 29 phase-out had no impact on our Energy Solutions business segment for the first six months of 2006. Duquesne Energy Solutions operates synthetic fuel facilities for a single customer, earning fees based upon production. As of June 30, 2006, we had earned approximately $9 million from the operation of these facilities.
Earnings from operation of these facilities derived from tons produced are not subject to repayment or adjustment for any Section 29 tax credit phase-outs.

In July, Duquesne Energy Solutions agreed to reduce the price charged per ton of synthetic fuel processed during August 2006. Operations beyond August will be determined by the owner based upon its expectations of the value of the tax credits, continued concessions from counterparties, and the likelihood of legislative relief.
In the event of favorable legislative enactment regarding Section 29 tax credits, any price concessions granted to the owner of the synthetic fuel facilities would be recovered. We have also been instructed to reduce the targeted aggregate production volumes of the facilities for the month of August by about 25%.
Adjusted non-GAAP earnings for the second quarter of 2006 also do not include the $1.5 million gain on the sale of a facilities management project and a $0.5 million worth of merger-related cost.
Turning to slide 16, let me spend a few minutes discussing the key highlights in our reported business segments for the quarter. Adjusted earnings for the Electricity Delivery segment were impacted by unfavorable weather in 2006 as compared to 2005, while the Electricity Supply segment realized increased revenues from Duquesne Light Energy sales, the large commercial and industrial customers.
For the Energy Solutions segment, results were impacted by lower margins from the management of synthetic fuel facilities as well as the absence of earnings related to energy facility management projects that were sold subsequent to June of 2005.
In the Financial segment, results were positively impacted by a natural gas price swap agreement signed in December of 2005, which locked in the price at well above historic levels of approximately 60% of its anticipated pipeline-quality production.
Finally, adjusted earnings from the all-other category were adversely impacted by higher interest costs. Additional details by business segment for the quarter are highlighted in our press release and our 10-Q. These can be accessed via our website.
As discussed earlier, Duquesne Light has embarked on a significant infrastructure investment program. These investments, along with the pending acquisition of a minority interest in the Keystone and Conemaugh generating plants, must be financed in a prudent manner in order to minimize financing costs while maintaining the integrity of the Company’s capital structure.
Accordingly, on July 5, 2006, two members of the Macquarie Consortium entered into an agreement with Duquesne Light Holdings to purchase approximately 8,836,000 shares of Duquesne Light Holdings’ common stock for $16 per share as highlighted on slide 17.
The Company has received Hart-Scott-Rodino approval and expects to complete the transaction in August of 2006. The approximate $141 million of proceeds from this issuance are intended to be used for debt reduction.
In addition, on August 4, 2006, two banks committed to provide Duquesne Light Holdings a $200 million term loan facility primarily for the purpose of the financing of the acquisitions of the minority interest in Keystone and Conemaugh power plants. The availability of the term loan is conditioned upon the receipt of proceeds from the equity offering and closing on the Keystone and Conemaugh acquisitions.
As noted in our press release, we are no longer providing earnings guidance due to the pending merger transaction.
At this point, we will take questions. As a reminder, each person will be limited to one question at a time, with one follow-up to allow for effective participation.

QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Paul Ridzon with KeyBanc.

Darrin Duda — Duquesne Light Holdings, Inc. — IR
I think we might have lost Paul.

Operator
Paul Patterson with Glenrock Associates.

Paul Patterson — Glenrock Associates — Analyst
Just wanted to touch base with you on what the response has been with respect to intervenors and others in your rate case, and with respect to the Macquarie buyout. Has there any — you know, the financing with that, et cetera, has any of that shown up as an issue? Or has anybody brought that up in their testimony? Or is there any party making an issue out of that?

Morgan O’Brien — Duquesne Light Holdings, Inc. — President, CEO
No, actually to date you can — actually it’s all public comments, but all of the testimony and issues in the rate case have been specific to the rate case, not to the merger transaction at all.
I think the parties have agreed informally that the rate case is the rate case; and the merger approval will be some separate process. So Paul, we haven’t seen any issues specific to the merger being brought up in the rate case.

Paul Patterson — Glenrock Associates — Analyst
When does the rebuttal testimony get filed? Has it already been filed?

Morgan O’Brien — Duquesne Light Holdings, Inc. — President, CEO
The other parties have filed their rebuttal testimony. We filed our original testimony as part of the filing. Then we will each go back on each other’s testimony one more time, I believe.

Paul Patterson — Glenrock Associates — Analyst
Okay, thank you very much.

Operator
[Todd Dodarian] with John Hancock.

Todd Dodarian — John Hancock — Analyst
One quick question. In the post-acquisition, after this is all said and done, do we expect to have any effect on the Duquesne’s preferred securities either positively or negatively in terms of credit ratings?

Morgan O’Brien — Duquesne Light Holdings, Inc. — President, CEO
As of right now, the rating agencies have had an opportunity to — at least some of the rating agencies have an opportunity to review parts of the transaction; some in more detail than others.
At this time, they haven’t issued anything publicly in terms of their views as to what the new capital structure for the new Company will do from a ratings perspective. That is forthcoming.

Todd Dodarian — John Hancock — Analyst
Okay, so obviously nothing at this time?

Morgan O’Brien — Duquesne Light Holdings, Inc. — President, CEO
No.

Todd Dodarian — John Hancock — Analyst
That’s it. Thank you, gentlemen.

Operator
Terran Miller with UBS.

Terran Miller — UBS — Analyst
Just sort of as a follow-up to that, I was wondering if you can talk about the financing plan and whether or not there has been any modification in order to try to achieve investment grade at both — either the holding company, or maintain investment grade at the operating company.

Mark Kaplan — Duquesne Light Holdings, Inc. — SVP, CFO
What I can speak to in terms of the financing plan for the transaction is that it is the intention of Macquarie, as is the intention in all of their acquisitions, to maintain investment-grade rating at all their investments. So that would be their intention here as well.

Terran Miller — UBS — Analyst
That would be both at the OpCo and the HoldCo?

Mark Kaplan — Duquesne Light Holdings, Inc. — SVP, CFO
That is correct.

Terran Miller — UBS — Analyst
Thank you.

Operator

(OPERATOR INSTRUCTIONS) Paul Ridzon with KeyBanc.

Paul Ridzon — KeyBanc — Analyst
Just wondering, your initial discussions in Pennsylvania with the regulators regarding the merger, kind of if you could just give an overview of what they view as their primary concerns.

Morgan O’Brien — Duquesne Light Holdings, Inc. — President, CEO
I think, actually, the reaction was very positive. We met individually with the commissioners and their staff. I would say that just them getting more comfortable with the Macquarie story — which is a great story, that they are long-term holders, they understand the business, and they’re the type of investor which we believe is perfect for our business.
And the reaction we got was very favorable. So I think for us it is just getting them even more comfortable, having them understand Macquarie’s investment thesis, and that we think it is a good story. They seem to all react very positively to it.

Paul Ridzon — KeyBanc — Analyst
Okay, thank you.

Operator
There are no further questions at this time.

Morgan O’Brien — Duquesne Light Holdings, Inc. — President, CEO
Thank you. Additional details on second-quarter 2006 results are available in our 10-Q, which will be filed later today and can be accessed through our website at that time.
In conclusion, as noted on slide 19, we believe the merger agreement is the right transaction at the right time with the right partner for Duquesne Light Holdings.
As we move through the related review process, we will continue to maintain our focus around our core utility business as we work to provide superior customer service while delivering value for all of our stakeholders. Thank you for your continued interest and support.

Operator
Ladies and gentlemen, we thank you for your participation in today’s conference call. You may now disconnect.